Exhibit 1.8

ASSIGNMENT OF AND AMENDMENT TO

PLEDGE AGREEMENT

THIS ASSIGNMENT OF AND AMENDMENT TO PLEDGE AGREEMENT (the “Assignment”), is entered into as of February 14, 2025, by BMO Bank N.A. (f/k/a BMO Harris Bank N.A.) (“Assignor”), in favor of Bank of Montreal (“Assignee”), and is consented to by Twin Disc, Incorporated, a Wisconsin corporation (“Pledgor”).

RECITALS

A.         Pursuant to the Credit Agreement, dated April 22, 2016, by and among Pledgor, Assignee and the lenders party thereto (the “2016 Credit Agreement”), Pledgor, Mill-Log Equipment Co., Inc, an Oregon Corporation (“Guarantor”), and Assignee entered into that certain Pledge Agreement, dated as of April 22, 2016 (the “Pledge Agreement”), a copy of which is attached hereto as Exhibit A;

B.         Contemporaneously with a refinancing of the credit facilities extended by Assignor to Pledgor, dated as of July 29, 2018 (the “2018 Credit Agreement”), Assignee assigned the Pledge Agreement to Assignor under an Assignment of and Amendment to Pledge Agreement (the “2018 Assignment”), a copy of which is attached hereto as Exhibit B;

C.          In connection with the sale of all of the substantially all of the assets of Guarantor, Assignor released all guaranties, stock powers, stock certificates and all other liens and security interests related to Guarantor in the Assignor’s possession and acknowledged that all obligations owed by Guarantor to Assignor were forever released and terminated pursuant to that Amendment No. 2 to Credit Agreement dated as of March 4, 2019 by and between Pledgor and Assignor.

D.          Contemporaneously herewith, Assignee will refinance the credit facilities extended by Assignor to Borrower under the 2016 Credit Agreement, and finance additional credit facilities, including from the Closing Date until the consummation of the Kobelt Amalgamation, Twin Disc Canada Holdings Ltd., a company incorporated under the laws of British Columbia and immediately after giving effect to the Kobelt Acquisition and the Kobelt Amalgamation Kobelt Manufacturing Co. Ltd., a company amalgamated under the laws of British Columbia as a result of the Kobelt Amalgamation (“Canadian Borrower”), as an additional Borrower thereunder, pursuant to that certain Credit Agreement, dated as of the date hereof, by and between Assignee, and Pledgor, as Borrower, and Canadian Borrower (the “2025 Credit Agreement”), and such credit and other financial accommodations to Borrower;

E.         Assignor now desires to assign its rights and obligations as Bank (as defined herein) under the Pledge Agreement to Assignee, and Assignee desires to accept such assignment; and

F.         The parties hereto also desire to amend the Pledge Agreement on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein and made a part hereof, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.         Assignment and Assumption.

(a)         Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights and obligations as Bank (as defined herein) under the Pledge Agreement. The assignment set forth in this Section 1(a) shall be without recourse to or representation or warranty (except as expressly provided in this Assignment, in the other documents executed in connection with this Assignment, or in the Pledge Agreement, as assigned and amended) by Assignor.

(b)         Assignee shall become and be a party to the Pledge Agreement and succeed to all of the rights and be obligated to perform all of the obligations of Bank under the Pledge Agreement.

(c)         In conjunction with the assignment hereunder, Assignor shall transfer and deliver to Assignee any and all Collateral, and/or evidence thereof, in Assignor’s possession. Until such time as the Collateral in Assignor’s possession is transferred to Assignee, Assignor shall hold such Collateral for the benefit of the Assignee.

2.         Amendments. The Pledge Agreement is hereby amended as follows:

(a)         Bank. The definition of “Bank” shall be restated in its entirety to mean “Bank of Montreal.”

(b)       Credit Agreement. The definition of “Credit Agreement” in the Pledge Agreement is hereby amended and restated to mean “the Credit Agreement, dated as of February 14, 2025, by and between Bank, Borrower, and Kobelt Manufacturing Co. Ltd., a federal Canadian corporation (“Canadian Borrower”), as the same may hereafter be amended, restated, supplemented or otherwise modified.”

(c)         Notice Address. The notice address for Bank contained in Section 10(c)(i) of the Pledge Agreement is hereby amended and restated as follows:

“If to the Bank at:

Bank of Montreal

790 North Water Street

Milwaukee, Wisconsin 53202

Attention: Mark Czarnecki, SVP

Telephone: 414-765-7920

Email: mar. czarnecki@bmo.com”

(d)         Schedule 1. Schedule 1 of the Pledge Agreement is hereby deleted in its entirety and replaced with Schedule 1 attached hereto.

3.         No Termination. The parties hereto acknowledge and agree that notwithstanding any terms or conditions contained in the Pledge Agreement to the contrary, neither this Assignment, nor any other assignment, amendment or restatement of any other Loan Document (as defined in the 2025 Credit Agreement), shall trigger a termination of the Pledge Agreement.

4.          No Novation. It is the intention of the parties hereto that this Assignment not constitute a novation of the obligations under the Pledge Agreement and that, from and after the date hereof, the Pledge Agreement shall be amended hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any Loan Documents or any documents entered into in connection therewith to the “Pledge Agreement” or words of like import shall mean and be a reference to the Pledge Agreement as assigned and amended hereby as and as hereafter amended, supplemented, restated or renewed.

5.         Ratification. As hereby assigned and amended, the Pledge Agreement and all representations and warranties provided therein are hereby ratified, approved and confirmed in all respects.

6.         Conflict. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Pledge Agreement, the terms and conditions of this Assignment shall control.

7.          Counterparts. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.         Capitalized Terms. Capitalized terms used but not otherwise defined in this Assignment shall have the definitions given said terms in the Pledge Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR: BMO BANK N.A. By:__________________________________ Name: Mark Czarnecki Title: Senior Vice President

ASSIGNEE:

BANK OF MONTREAL

By:__________________________________

Name: Mark Czarnecki

Title: Senior Vice President

By:__________________________________

Name: Helen Alvarez-Hernandez

Title: Managing Director

Consented to by PLEDGORS: TWIN DISC, INCORPORATED By: ________________________________ Name: Jeffrey S. Knutson Title: Vice President – Finance and Chief Financial Officer

Schedule 1

Pledged Collateral

Grantor	Entity Owned by Grantor	Percentage Interest/Number of Shares/Interests Owned by Grantor
Twin Disc, Incorporated	TD Finland holding Oy (a Finnish corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc New Zealand Limited (a New Zealand corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc Nico Co., Ltd (a Japanese corporation)	66% owned by Twin Disc, Inc.; and 34% owned by Hitachi
Twin Disc, Incorporated	Twin Disc Japan (a Japanese corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc NL Holding B.V. (a Netherlands corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Kobelt Manufacturing Co. Ltd. (a Canadian corporation)*	100% owned by Twin Disc, Incorporated

*This information is to be included and form part of Schedule 3.01 following the consummation of the Kobelt Acquisition and Kobelt Amalgamation (as those terms are defined in the Credit Agreement).

Exhibit A

Copy of Pledge Agreement

See attached.

Pledge Agreement

This Pledge Agreement (this “Agreement”) is dated as of April 22, 2016, among TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Borrower”) and MILL-LOG EQUIPMENT CO., INC., an Oregon corporation (“Mill-Log Equipment” and together with the Borrower, each individually a “Pledgor”, and individually and collectively, jointly and severally, the “Pledgors”), each with its mailing address as set forth in Section 10(c) hereof, and BANK OF MONTREAL, as “Administrative Agent” for the secured lenders (the “Secured Parties”) under the Credit Agreement referenced below dated on even date herewith (in such capacity, together with its successors and assigns in such capacity, if any, the “Agent”), with its mailing address as set forth in Section 10(c) hereof.

Preliminary Statements

A.         The Borrower has requested that the Lenders (as hereinafter defined) from time to time extend credit or otherwise make financial accommodations available to or for the account of the Borrower, including, without limitation, pursuant to the terms of that certain Credit Agreement dated as of even date herewith, among the Borrower, the financial institutions from time to time party thereto as lenders (the “Lenders”), the Agent, as the same may from time to time be amended, restated, supplemented, or otherwise modified (the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement). Mill-Log Equipment is a Guarantor under the Credit Agreement.

B.         As a condition to extending credit or otherwise making financial accommodations available to or for the account of the Borrower, the Agent and the other Secured Parties each require, among other things, that each Pledgor pledge and assign to the Agent, for the ratable benefit of the Lenders and the Letter of Credit Issuer, and grant to the Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Pledged Collateral (as defined below), whether now owned or hereafter acquired, to secure prompt payment and full performance of the Secured Obligations (as defined below).

Now, therefore, in consideration of the benefits accruing to each Pledgor, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Pledge of Collateral. As collateral security for the payment, performance and observance of all of the Secured Obligations, each Pledgor hereby pledges and assigns to Agent (and its agents and designees), for the benefit of the Secured Parties, and grants to Agent (and its agents and designees), for the benefit of the Secured Parties, a continuing security interest in, all of the following property of such Pledgor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired (all being collectively referred to herein as the “Pledged Collateral”):

         (a)          those certain shares of capital stock or other equity interests owned beneficially and, if applicable, of record by each Pledgor listed on Schedule I attached hereto and made a part hereof (provided that the Pledged Collateral shall not include more than 65% of any voting capital stock or other voting equity interests of foreign issuers owned beneficially and, if applicable, of record by any Pledgor), and all cash, dividends, other securities, instruments, rights, and other property at any time and from time to time received or receivable in respect thereof or in exchange for all or any part thereof, including without limitation, dividends, distributions, warrants, profits, rights to subscribe, rights to return of its contribution, conversion rights, liquidating dividends, and other rights (subject to Section 7 below);

         (b)          all other property hereafter delivered to the Agent (or any agent or bailee holding on behalf of the Agent) by each Pledgor in substitution for or in addition to any of the foregoing, and all certificates and instruments representing or evidencing such other property and all cash, dividends, other securities, instruments, rights, and other property at any time and from time to time received or receivable in respect thereof or in exchange for all or any part thereof, including without limitation, dividends, distributions, warrants, profits, rights to subscribe, conversion rights, liquidating dividends, and other rights; and

         (c)          all Proceeds of all of the foregoing.

All terms which are used in this Agreement which are defined in the Uniform Commercial Code of the State of Wisconsin as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

         Section 2.         Secured Obligations Hereby Secured. The security interest created hereby in the Pledged Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (the “Secured Obligations”):

         (a)          the prompt payment by each Loan Party, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of (i) the Obligations, and (ii) in the case of a Loan Party that is a Guarantor, all amounts from time to time owing by such Loan Party in respect of its guaranty made pursuant to Section 10 of the Credit Agreement or under any other Guaranty to which it is a party; and

         (b)         the due performance and observance by each Loan Party of all of its other obligations from time to time existing in respect of the Loan Documents and all documents evidencing the Obligations.

Section 3.          Pledged Collateral.

(a)          On or before June 21, 2016, all certificates or instruments representing or evidencing the Pledged Collateral must be delivered to and held by or on behalf of the Agent pursuant to this Agreement and must be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent has the right, at any time after an Event of Default (as defined herein) has occurred and is continuing and which has not been waived in writing by the Agent, in its reasonable discretion and without notice to any Pledgor, to transfer to or to register any or all of the Pledged Collateral in the name of the Agent or any of its nominees. In addition, the Agent has the right at any time to exchange certificates or instruments representing or evidencing any or all of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

(b)          Except as provided in Section 7 below, in the event that any Pledgor receives any cash, dividends, other securities, instruments, rights, or other property at any time and from time to time received or receivable in respect of any of the Pledged Collateral, or in exchange for all or any part thereof, including without limitation, dividends, distributions, warrants, profits, rights to subscribe, conversion rights, liquidating dividends, and other rights, such Pledgor acknowledges that the same will be received IN TRUST for the Agent and will immediately deliver the same to the Agent in original form of receipt, together with any stock or bond powers, assignments, endorsements, or other documents or instruments as the Agent may request to establish, protect, or perfect the Agent’s interest in respect of such Pledged Collateral.

Section 4.          Representations and Warranties. Each Pledgor represents and warrants that:

(a)          Such Pledgor is the sole legal, beneficial, and, if applicable, record owner of its Pledged Collateral (or, in the case of after-acquired Pledged Collateral, will be the sole such owner thereof), having good and marketable title thereto, free of all liens, security interests, encumbrances, or claims of any kind other than those in favor of the Agent under this Agreement.

(b)          All capital stock or other equity interests constituting such Pledgor’s Pledged Collateral: (i) have been duly authorized, are validly issued, fully-paid and non-assessable and free of preemptive rights; (ii) are not subject to any restrictions upon the voting rights or upon the transfer thereof; (iii) constitute (A) all capital stock or other equity interests of the domestic issuers, if any, of such Pledged Collateral owned beneficially and of record by such Pledgor and (B) no more than 65% of the voting capital stock or other voting equity interests of the foreign issuers of such Pledged Collateral; and (iv) include the percentages of the issued and outstanding capital stock or other equity interests as set forth on Schedule I attached hereto.

(c)          Without limiting any of the foregoing representations and warranties, each Pledgor represents and warrants that each of the representations and warranties set forth in the Credit Agreement and in the Security Agreement are true, correct, and complete as written.

(d)          No Loan Document contains any untrue statement of a material fact regarding any Pledgor or its properties, nor fails to disclose any material fact regarding any Pledgor or its properties necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Pledgor has failed to disclose to the Agent in writing that could reasonably be expected to have a Material Adverse Effect.

Section 5.          Covenants. Until all of the Secured Obligations, both for principal and interest, have been fully paid and satisfied and all agreements of the Agent to extend credit to or for the account of the Borrower have expired or otherwise have been terminated, each Pledgor shall:

(a)          preserve and protect its Pledged Collateral;

(b)          not create, incur, assume, or permit to exist any liens, encumbrances, security interests, levies, assessments, or charges on or in any of its Pledged Collateral, except liens permitted by the Loan Documents;

(c)          except as otherwise agreed to by the Agent, not sell, encumber or otherwise dispose of or transfer any of its Pledged Collateral, or any right or interest therein, and cause any issuer not to sell, encumber, or otherwise dispose of or transfer any of its voting capital stock or other voting equity interests of foreign issuers owned beneficially and, if applicable, of record by any issuer, or any right or interest therein, and will: (i) cause the issuer(s) of its Pledged Collateral not to issue any other voting stock in addition to or in substitution for such Pledged Collateral, except to such Pledgor, or in connection with outstanding stock options or with the prior written consent of the Agent; and (ii) pledge hereunder, immediately upon such Pledgor’s acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of the issuers of its Pledged Collateral;

(d)          appear in and defend, at such Pledgor’s own expense, any action or proceeding that may affect such Pledgor’s title to or the Agent’s interest in such Pledgor’s Pledged Collateral;

(e)          promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed on such Pledgor or any of its Pledged Collateral before the same become delinquent;

(f)          procure or execute and deliver, from time to time, in form and substance satisfactory to the Agent, any stock powers, bond powers, endorsements, assignments, financing statements, estoppel certificates, or other writings deemed necessary or appropriate by the Agent to perfect, maintain, or protect the Agent’s security interest in such Pledgor’s Pledged Collateral and the priority thereof, and take such other action and deliver such other documents, instruments, and agreements pertaining to such Pledgor’s Pledged Collateral as the Agent may reasonably request to effectuate the intent of this Agreement;

(g)          if the Agent gives value to enable such Pledgor to acquire rights in or use of any of its Pledged Collateral, use such value only for such purpose; and

(h)          keep separate, accurate, and complete records of its Pledged Collateral and provide the Agent with access thereto with the right to make extracts therefrom and provide the Agent with such other information pertaining to such Pledgor’s Pledged Collateral as the Agent may reasonably request from time to time.

The Agent may, in its discretion at any time and from time to time, at the Pledgors’ expense, pay any amount or do any act required of any Pledgor hereunder or otherwise lawfully requested by the Agent to (i) enforce any Loan Document or collect any Secured Obligations; (ii) protect, insure, maintain, or realize upon any Pledged Collateral; or (iii) defend or maintain the validity or priority of the Agent’s Liens in any Pledged Collateral, including any payment of a judgment or any discharge of a Lien. All payments, costs, and expenses (including extraordinary expenses) of the Agent under this Section shall be jointly and severally payable by the Pledgors immediately without notice or demand, shall constitute additional Secured Obligations secured hereby, and shall bear interest from the date incurred to the date of payment thereof at the rate specified in the Credit Agreement. Any payment made or action taken by the Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents. No payment made or action taken by the Agent under this Section shall in any way obligate the Agent to take any further or future action with respect thereto. The Agent, in making any payment hereby authorized, may do so according to any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim and may request reimbursement thereof from any Pledgor for the amount of such sums and amounts so expended.

Section 6.          Authorized Action by the Agent

(a)          Subject to Section 7, each Pledgor hereby irrevocably appoints the Agent as its attorney-in-fact to do (but the Agent shall not be obligated to and shall not incur any liability to any Pledgor or any third party for failure to do) any act that such Pledgor is obligated by this Agreement to do, and exercise such rights and powers as such Pledgor might exercise with respect to such Pledgor’s Pledged Collateral, including without limitation, the right to:

(i)          collect by legal proceedings or otherwise and endorse, receive, and receipt for all payments, proceeds and other sums and property now or hereafter payable on or in respect of proceeds, and other sums and property now or hereafter payable on or in respect of such Pledged Collateral, including dividends, profits, and interest payments;

(ii)          enter into any extension, reorganization, deposit, merger, or consolidation agreement or other agreement pertaining to any of such Pledged Collateral, and in connection therewith, to: (A) deposit or surrender control of such Pledged Collateral thereunder; (B) accept other property in exchange therefor; and (C) do and perform such acts and things as the Agent may deem proper; and any money or property secured in exchange therefor will be applied to the Secured Obligations or held by the Agent pursuant to the provisions of this Agreement;

(iii)          protect and preserve such Pledged Collateral;

(iv)          transfer such Pledged Collateral to its own or its nominee’s name; and

(v)          make any compromise, settlement, or adjustment, and take any action the Agent deems advisable, with respect to such Pledged Collateral.

(b)          Each Pledgor agrees to reimburse the Agent upon demand for any costs and reasonable expenses, including reasonable attorneys’ fees, that the Agent may incur while acting as such Pledgor’s attorney-in-fact under this Agreement, all of which costs and expenses are included in the Secured Obligations and are payable upon demand. It is further agreed and understood between the parties hereto that such care as the Agent gives to the safekeeping of its own property of like kind constitutes reasonable care of each Pledgor’s Pledged Collateral when in the Agent’s possession; provided, however, that the Agent will not be required to make any presentment, demand, or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Secured Obligations or with respect to any Pledged Collateral.

(c)          All the foregoing powers authorized in this Section 6, being coupled with an interest, are irrevocable so long as any of the Secured Obligations are outstanding.

Section 7.          Transfer, Voting, Dividends, Etc.

(a)          Notwithstanding any other provision of this Agreement, so long as no Event of Default has occurred and is continuing and which has not been waived in writing by the Agent:

(i)          each Pledgor is entitled to exercise all voting powers pertaining to all shares of stock and other securities constituting its Pledged Collateral for all purposes not inconsistent with the terms of this Agreement;

(ii)          each Pledgor is entitled to receive and retain all dividends (other than shares of stock or liquidating dividends) and all interest payments payable in respect of its Pledged Collateral; provided, that such dividends or interest payments are permitted by the terms of the Credit Agreement and the other Loan Documents; and provided, further, however, that all shares of stock or property representing shares of stock or liquidating dividends or a distribution or return of capital upon or in respect of the shares of stock constituting its Pledged Collateral or resulting from a split-up, revision, or reclassification of its Pledged Collateral or received in exchange therefor, as a result of a merger, consolidation, or otherwise, must be paid or transferred directly to the Agent immediately upon receipt thereof by such Pledgor and be retained by the Agent as Pledged Collateral hereunder; and

(iii)          in order to permit each Pledgor to exercise such voting powers and to receive such dividends, the Agent will, if necessary and upon the written request of such Pledgor, from time to time, execute and deliver to such Pledgor appropriate proxies.

(b)          If any Event of Default has occurred, is continuing, is beyond all applicable cure periods and which has not been waived in writing by the Agent:

(i)          the Agent or its nominee or nominees may, if the Agent so elects by written notice to the Borrower and, without duplication, the applicable Pledgor, have the sole and exclusive right to exercise all voting powers pertaining to the shares of stock constituting such Pledgor’s Pledged Collateral, and may exercise such powers in such manner as the Agent may elect, and such Pledgor hereby grants the Agent an irrevocable proxy, coupled with an interest, to vote such shares of stock; provided, however, that such proxy will terminate upon termination of the Agent’s security interest in such Pledgor’s Pledged Collateral; and

(ii)          all dividends and other distributions and profits made upon or in respect of the Pledged Collateral and all interest payments must be paid directly to and be retained by the Agent as Pledged Collateral hereunder (or applied to the Secured Obligations, consistent with the terms of the Credit Agreement and the Security Agreement).

Section 8.          Default and Remedies

(a)          The occurrence and continuance of any “Event of Default” (as defined in the Credit Agreement) beyond all applicable cure periods and which has not been waived in writing by the Agent shall constitute an “Event of Default” hereunder.

(b)          Upon the occurrence and the continuation of any Event of Default beyond all applicable cure periods and which has not been waived in writing by the Agent, the Agent shall have, in addition to all other rights provided herein or in any other Loan Document or by law, the rights and remedies of a Agent under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights or remedies are asserted and regardless of whether the UCC applies to the affected Pledged Collateral), and further the Agent may:

(i)          settle, compromise, or release, on terms acceptable to the Agent, in whole or in part, any amounts owing on the Pledged Collateral, and to extend the time of payment, in the Agent’s name or in the name of any Pledgor, in respect thereof;

(ii)          apply to the payment of the Secured Obligations, or collect the Pledged Collateral, notwithstanding any forfeiture of interest or loss of other rights of any Pledgor against any obligor on its Pledged Collateral resulting from such action; and

(iii)          sell or otherwise dispose of all or any part of the Pledged Collateral in accordance with applicable law, either at public or private sale, on any broker’s board or securities exchange, in lots or in bulk, for cash, on credit, or otherwise, with or without representations or warranties, and upon such terms as are acceptable to the Agent.

(c)          The net cash proceeds resulting from the collection, liquidation, sale or other disposition of the Pledged collateral will be applied as set forth in Section 9.03(b) of the Credit Agreement.

(d)         If by reason of any prohibition contained in applicable federal securities laws, Wisconsin securities laws or other state securities laws, as now or hereafter in effect, or in any rules or regulations pertaining to any of the foregoing laws, the Agent believes in its sole judgment that it is compelled to resort to one or more private sales of shares of stock constituting Pledged Collateral to a single purchaser or a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, each Pledgor acknowledges and agrees that private sales of such Pledged Collateral may be held notwithstanding that such sales may be at prices and on other terms less favorable to the applicable Pledgor than if such Pledged Collateral were sold at public sale. Each Pledgor further agrees that the Agent has no obligation to delay the sale of any such Pledged Collateral for the period of time necessary to permit registration of such Pledged Collateral, even if the issuer thereof would, or should, agree to register such Pledged Collateral for public sale under applicable securities laws. Each Pledgor specifically agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a “commercially reasonable” manner.

(e)          Under this Section 8, the Agent is not under any duty or obligation whatsoever to collect any dividends, interest, profits, or other payments due or accruing in respect of the Pledged Collateral or to take any action to preserve rights in connection with any Pledged Collateral, including without limitation, making or giving any presentment, demands for performance, notices of non-performance, protests, notices of protest, or notices of dishonor in connection with any Pledged Collateral.

(f)          The Agent may deliver any Pledgor’s Pledged Collateral to such Pledgor at any time and the receipt thereof by such Pledgor will be a complete and full acquittance in respect of such Pledged Collateral so delivered, and the Agent will thereafter be discharged from any liability or responsibility therefor.

(g)          Remedies Cumulative; No Waiver.

(i)          All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of each Pledgor contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of the Agent are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that the Agent may have, whether under any agreement, by law, at equity, or otherwise.

(ii)          The failure or delay of the Agent to require strict performance by any Pledgor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Pledged Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until all of the Secured Obligations, both for principal and interest, have been fully paid and satisfied and all agreements of the Agent to extend credit to or for the account of the Borrower have expired or otherwise have been terminated. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to each Pledgor and executed by the Agent, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If the Agent accepts performance by any Pledgor under any Loan Document in a manner other than that specified therein, or during any Default or Event of Default, or if the Agent shall delay or exercise any right or remedy under any Loan Document, such acceptance, delay, or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.

         Section 9.         Application of Proceeds. The proceeds and avails of the Pledged Collateral at any time received by the Agent after the occurrence and during the continuation of any Event of Default beyond all applicable cure periods and which has not been waived in writing by the Agent shall, when received by the Agent in cash or its equivalent, be applied by the Agent as follows:

(i)         first, to the payment and satisfaction of all sums paid and costs and expenses incurred by the Agent hereunder or otherwise in connection herewith, including such monies paid or incurred in connection with protecting, preserving or realizing upon the Pledged Collateral or enforcing any of the terms hereof, including reasonable attorneys’ fees and court costs, together with any interest thereon (but without preference or priority of principal over interest or of interest over principal), to the extent the Agent is not reimbursed therefor by any Obligor; and

(ii)         second, to the payment and satisfaction of the remaining Secured Obligations, whether or not then due (in whatever order the Agent elects), both for interest and principal.

Any surplus remaining after the full payment and satisfaction of the foregoing shall be returned to the Borrower or to whomsoever the Agent reasonably determines is lawfully entitled thereto.

Section 10.          Miscellaneous.

(a)         This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until all of the Secured Obligations, both for principal and interest, have been fully paid and satisfied and all agreements of the Secured Parties to extend credit to or for the account of the Borrower have expired or otherwise have been terminated. Upon such termination of this Security Agreement, the Agent shall, upon the request and at the expense of the Borrower, forthwith release its security interest hereunder.

(b)          No amendment of this Agreement shall be effective unless in writing signed by the Agent and the Pledgors. All of the rights, privileges, remedies and options given to the Agent hereunder shall inure to the benefit of its successors and assigns, and all the terms, conditions, covenants, agreements, representations and warranties of and in this Agreement shall bind each Pledgor and its legal representatives, successors and assigns, provided that no Pledgor may assign its rights or delegate its duties hereunder without the Agent’s prior written consent.

(c)         Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by facsimile) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt.

(i) If to the Agent:	Bank of Montreal 111 West Monroe Chicago, IL 60603 Attention: Asset Based Lending Facsimile No.: (312) 765-1641

with a copy to:	Michael Best & Friedrich LLP 100 East Wisconsin Avenue, Suite 3300 Milwaukee, Wisconsin 53202 Attention: Alexander P. Fraser, Esq. Facsimile No.: (414) 271-0656 apfraser@michaelbest.com

(ii) If to a Pledgor:	Twin Disc, Incorporated 1328 Racine Street Racine, Wisconsin 53403 Attention: Chief Financial Officer Facsimile No.: (262) 638-4481

with a copy to:	von Briesen & Roper, s.c. 411 East Wisconsin Avenue, Suite 1000 Milwaukee, Wisconsin 53202 Attention: Brion Winters, Esq. Facsimile No.: (414) 238-6445 bwinters@vonbriesen.com

(d)         In the event and to the extent that any provision hereof shall be deemed to be invalid or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Agreement shall to such extent be construed as not containing such provision, but only as to such locations where such law or interpretation is operative, and the invalidity or unenforceability of such provision shall not affect the validity of any remaining provisions hereof, and any and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

(e)         This Agreement shall be deemed to have been made in the State of Wisconsin and shall be governed by, and construed in accordance with, the laws of the State of Wisconsin. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

(f)         This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each constituting an original, but all together one and the same instrument. Each Pledgor acknowledges that this Agreement is and shall be effective upon its execution and delivery to the Agent, and it shall not be necessary for the Agent to execute this Agreement or any other acceptance hereof or otherwise to signify or express its acceptance hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(g)         Each Pledgor hereby submits to the non‑exclusive jurisdiction of the United States District Court for the Eastern District of Wisconsin and of any Wisconsin state court sitting in the City of Milwaukee for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Pledgor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient form. Each Pledgor and the Agent each hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

[Signature Page Follows]

In Witness Whereof, each Pledgor has caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

TWIN DISC, INCORPORATED By: Name: Jeffrey S. Knutson Title: Vice President – Finance and Chief Financial Officer MILL-LOG EQUIPMENT CO., INC. By: Name: Dennis Hoff Title: President

Accepted and agreed to as of the day and year first above written.

BANK OF MONTREAL, as Administrative Agent By: Name: Jason Hoefler Title: Director

SCHEDULE I

Pledgor	Entity Owned by Grantor	Percentage Interest/Number of Shares/Interests Owned by Grantor
Twin Disc, Incorporated	Mill-Log Equipment Co., Inc. (an Oregon corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc International, S.P.R.L. (a Belgian corporation)	157,573 Ordinary Shares owned by Twin Disc, Incorporated; 1 Ordinary Share owned by John Batten; and 10,835 Preferred Shares owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc (Far East) Pte. Ltd. (a Singapore corporation)	1 Share owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc Nico Co., Ltd (a Japanese corporation)	66% owned by Twin Disc, Inc.; and 34% owned by Hitachi
Twin Disc, Incorporated	Twin Disc Japan (a Japanese corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc Netherlands Holdings B.V. (a Netherlands corporation)	100% owned by Twin Disc, Incorporated
Mill-Log Equipment Co., Inc.	Mill Log Wilson Equipment (a Canadian corporation)	100% owned by Mill-Log Equipment Co., Inc.

Exhibit B

Assignment of and Amendment

to Pledge Agreement

See attached.

ASSIGNMENT OF AND AMENDMENT TO

PLEDGE AGREEMENT

THIS ASSIGNMENT OF AND AMENDMENT TO PLEDGE AGREEMENT (the “Assignment”), is made on June 29, 2018, by and among BANK OF MONTREAL (“Assignor”), BMO HARRIS BANK N.A. (“Assignee”), TWIN DISC, INCORPORATED, a Wisconsin corporation (“Borrower”), and MILL-LOG EQUIPMENT CO., INC., an Oregon corporation (“Guarantor” and together with Borrower, each, a “Pledgor”, and collectively, the “Pledgors”).

RECITALS:

A.         Pursuant to the Credit Agreement, dated April 22, 2016, by and among Borrower, Assignor and the lenders party thereto (the “2016 Credit Agreement”), Pledgors and Assignor entered into that certain Pledge Agreement, dated as of April 22, 2016 (the “Pledge Agreement”), a copy of which is attached hereto as Exhibit A;

B.          Contemporaneously herewith, Assignee will refinance the credit facilities extended by Assignor to Borrower under the 2016 Credit Agreement, and finance additional credit facilities, pursuant to that certain Credit Agreement, dated as of the date hereof, by and between Assignee and Borrower (the “2018 Credit Agreement”), and such credit and other financial accommodations to Borrower will benefit Guarantor;

C.         Assignor now desires to assign its rights and obligations as Bank (as defined herein) under the Pledge Agreement to Assignee, and Assignee desires to accept such assignment; and

D.         The parties hereto also desire to amend the Pledge Agreement on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein and made a part hereof, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.         Assignment and Assumption.

(a)         Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights and obligations as Bank (as defined herein) under the Pledge Agreement. The assignment set forth in this Section 1(a) shall be without recourse to or representation or warranty (except as expressly provided in this Assignment, in the other documents executed in connection with this Assignment, or in the Pledge Agreement, as assigned and amended) by Assignor.

(b)         Assignee shall become and be a party to the Pledge Agreement and succeed to all of the rights and be obligated to perform all of the obligations of Bank under the Pledge Agreement.

(c)         In conjunction with the assignment hereunder, Assignor shall transfer and deliver to Assignee any and all Collateral, and/or evidence thereof, in Assignor’s possession. Until such time as the Collateral in Assignor’s possession is transferred to Assignee, Assignor shall hold such Collateral for the benefit of the Assignee.

2.         Amendments. The Pledge Agreement is hereby amended as follows:

(a)         Agent and Secured Parties. The defined terms “Agent” and “Secured Parties” in the Pledge Agreement are each hereby deleted in their entirety and replaced with the defined term “Bank”. The definition of “Bank” shall mean “BMO Harris Bank N.A., a national banking association.” It is the intention of the parties hereto that, from and after the date hereof, all references in the Pledge Agreement to the Agent and/or the Secured Parties shall mean and be a reference to Bank.

(b)        Credit Agreement. The definition of “Credit Agreement” in the Pledge Agreement is hereby amended and restated to mean “the Credit Agreement, dated as of June 29, 2018, by and between Bank and Borrower, as the same may hereafter be amended, restated, supplemented or otherwise modified.”

(c)         Notice Address. The notice address for Bank contained in Section 10(c)(i) of the Pledge Agreement is hereby amended and restated as follows:

“If to the Bank at:

BMO Harris Bank N.A.

777 North Water Street

Milwaukee, Wisconsin 53202

Attention: Mark Czarnecki, SVP

Telephone: 414-765-7920

Email: mar. czarnecki@bmo.com”

(d)         Schedule 1. Schedule 1 of the Pledge Agreement is hereby deleted in its entirety and replaced with Schedule 1 attached hereto.

3.         No Termination. The parties hereto acknowledge and agree that notwithstanding any terms or conditions contained in the Pledge Agreement to the contrary, neither this Assignment, nor any other assignment, amendment or restatement of any other Loan Document (as defined in the 2016 Credit Agreement), shall trigger a termination of the Pledge Agreement.

4.         No Novation. It is the intention of the parties hereto that this Assignment not constitute a novation of the obligations under the Pledge Agreement and that, from and after the date hereof, the Pledge Agreement shall be amended hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any Loan Documents or any documents entered into in connection therewith to the “Pledge Agreement” or words of like import shall mean and be a reference to the Pledge Agreement as assigned and amended hereby as and as hereafter amended, supplemented, restated or renewed.

5.         Ratification. As hereby assigned and amended, the Pledge Agreement and all representations and warranties provided therein are hereby ratified, approved and confirmed in all respects.

6.         Conflict. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Pledge Agreement, the terms and conditions of this Assignment shall control.

7.          Counterparts. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.         Capitalized Terms. Capitalized terms used but not otherwise defined in this Assignment shall have the definitions given said terms in the Pledge Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR: BANK OF MONTREAL By:__________________________________ Name: Title:

ASSIGNEE: BMO HARRIS BANK N.A. By:__________________________________ Mark Czarnecki, Senior Vice President

PLEDGORS:

TWIN DISC, INCORPORATED

By: ________________________________

       Jeffrey S. Knutson, Vice President –

Finance and Chief Financial Officer

MILL-LOG EQUIPMENT CO., INC.

By: ________________________________

       Dennis D. Hoff, President

Schedule 1

Pledged Collateral

Pledgor	Entity Owned by Grantor	Percentage Interest/Number of Shares/Interests Owned by Grantor
Twin Disc, Incorporated	Mill-Log Equipment Co., Inc. (an Oregon corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc International, S.P.R.L. (a Belgian corporation)	157,573 Ordinary Shares owned by Twin Disc, Incorporated; 1 Ordinary Share owned by John Batten; and 10,835 Preferred Shares owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc (Far East) Pte. Ltd. (a Singapore corporation)	1 Share owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc Nico Co., Ltd (a Japanese corporation)	66% owned by Twin Disc, Inc.; and 34% owned by Hitachi
Twin Disc, Incorporated	Twin Disc Japan (a Japanese corporation)	100% owned by Twin Disc, Incorporated
Twin Disc, Incorporated	Twin Disc NL Holdings B.V. (a Netherlands corporation)	100% owned by Twin Disc, Incorporated
Mill-Log Equipment Co., Inc.	Mill Log Wilson Equipment (a Canadian corporation)	100% owned by Mill-Log Equipment Co., Inc.